Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of February 9, 2004 by and among Corvis Corporation, a Delaware corporation, with headquarters located at 7015 Albert Einstein Drive, Columbia, Maryland 21046 (the “Company”), and the investors listed on the Schedule of Buyers attached hereto (individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A. The Company and each Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B. The Company has authorized a new series of senior convertible notes of the Company in the form attached hereto as Exhibit A (together with any senior convertible notes issued in replacement thereof in accordance with the terms thereof, the “Initial Notes”), which Initial Notes shall be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (as converted, the “Initial Conversion Shares”), in accordance with the Initial Notes.

C. The Company has authorized a new series of senior convertible notes of the Company in the form attached hereto as Exhibit B (together with any senior convertible notes issued in replacement thereof in accordance with the terms thereof, the “Additional Notes”), which Additional Notes shall be convertible into shares of the Common Stock (as converted, the “Additional Conversion Shares” and, collectively with the Initial Conversion Shares and any Common Stock issued upon any redemption or amortization of, or other payment (other than interest) under, any of the Notes (as defined below), the “Conversion Shares”) in accordance with the terms of the Additional Notes.

D. The Initial Notes and the Additional Notes collectively are referred to in this Agreement as the “Notes”.

E. The Notes bear interest, which at the option of the Company, subject to certain conditions, may be paid in shares of Common Stock (the “Interest Shares”).

F. Each Buyer wishes to purchase, severally but not jointly, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate principal amount of Initial Notes set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers (which aggregate principal amount for all Buyers shall be $225,000,000) and (ii) warrants, in substantially the form attached hereto as Exhibit C (the “Initial Warrants”), to acquire that number of shares of Common Stock for each $1,000 of principal amount of Initial Notes purchased (as exercised, collectively, the “Initial Warrant Shares”) equal to the quotient of (i) $250 divided by (ii) the lesser of (x) $2.55 and (y) the arithmetic average of the Weighted Average Price (as defined in the Notes) of the Common Stock on each of the three (3) consecutive Trading Days (as defined in the Notes) immediately preceding the Initial Closing Date (as defined below)(the “Initial Valuation Price”).

G. Subject to the terms and conditions set forth in this Agreement, each Buyer may be required to purchase, and the Company may have the right or each Buyer may elect to purchase and the Company may be required to sell (i) up to that aggregate principal amount of Additional Notes set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (which aggregate principal amount for all Buyers shall be up to $75,000,000) and (ii) warrants, in substantially the form attached hereto as Exhibit D (the “Additional Warrants” and, collectively with the Initial Warrants, the “Warrants”), to acquire that number of shares of Common Stock for each $1,000 of principal amount of Additional Notes purchased (as exercised, collectively, the “Additional Warrant Shares”) equal to the quotient of (i) $150 divided by (ii) the arithmetic average of the Weighted Average Price (as defined in the Notes) of the Common Stock on each of the five (5) consecutive Trading Days immediately preceding the Additional Closing Date (as defined below) (the “Additional Valuation Price”).

H. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Conversion Shares, the Warrant Shares and the Interest Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

I. The Notes, the Conversion Shares, the Interest Shares, the Warrants and the Warrant Shares collectively are referred to herein as the “Securities”.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1. PURCHASE AND SALE OF NOTES AND WARRANTS.

(a) Purchase of Notes and Warrants.

(i) Initial Notes and Initial Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a) below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Initial Closing Date (as defined below), a principal amount of Initial Notes as is set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers, along with Initial Warrants to acquire that number of Initial Warrant Shares for each $1,000 principal amount of Initial Notes purchased equal to the quotient of (A) $250 divided by (B) the Initial Valuation Price.

(ii) Additional Notes and Additional Warrants. Subject to satisfaction (or waiver) of the conditions set forth in Sections 1(c), 6(b) and 7(b) below, the Company may elect to issue and sell (or may be required by any Buyer to issue and sell), and each Buyer severally, but not jointly, if so elected by the Company (or if so required by such Buyer), shall be required to purchase on the applicable Additional Closing Date a principal amount of Additional Notes not to exceed such principal amount of Additional Notes as is set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers, along with Additional Warrants to acquire that number of Additional Warrant Shares for each $1,000 principal amount of Additional Notes purchased equal to the quotient of (A) $150 divided by (B) the Additional Valuation Price.

(iii) Closings. The closing of the purchase of the Initial Notes and Initial Warrants (the “Initial Closing”) shall occur on the Initial Closing Date and the closing of the purchase of any Additional Notes and any Additional Warrants (each, an “Additional Closing”) shall occur on the applicable Additional Closing Date at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022. The Initial Closing and the Additional Closings collectively are referred to in this Agreement as the “Closings.” The Initial Closing Date and the Additional Closing Dates collectively are referred to in this Agreement as the “Closing Date.”

(iv) Purchase Price. The purchase price for each Buyer (the “Purchase Price”) of the Notes and related Warrants to be purchased by each such Buyer at each Closing shall be equal to $1.00 for each $1.00 of principal amount of Notes being purchased by such Buyer at such Closing.

(b) Initial Closing Date. The date and time of the Initial Closing (the “Initial Closing Date”) shall be 10:00 a.m., New York City Time, on the fourth Trading Day following, but not including the Trading Day of, the public announcement by the Company of its earnings for the fourth quarter of 2003 (the “2003 Earnings”), subject to notification of satisfaction (or waiver) of the conditions to the Initial Closing set forth in Sections 6(a) and 7(a) below (or such other time or date as is mutually agreed to by the Company and each Buyer).

(c) Additional Closing Date.

(i) Subject to timely delivery by the Company to the Buyers of a valid Company Additional Note Notice (as defined below) or by any Buyer to the Company of a Buyer’s Additional Note Notice (as defined below), the date and time of each Additional Closing (each, an “Additional Closing Date”) shall be 10:00 a.m., New York Time, on the date specified in the applicable Company Additional Note Notice or Buyer’s Additional Note Notice, as applicable, subject to satisfaction (or waiver) of the conditions to the Additional Closing set forth in Sections 6(b) and 7(b) below and the conditions set forth in this Section 1(c) (or such other date or time as is mutually agreed to by the Company and the Buyers). Subject to the requirements of Sections 6(b) and 7(b) below and the conditions contained in this Section 1(c), the Company on one occasion may require each Buyer severally, but not jointly, to purchase up to such principal amount of Additional Notes as is set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers on the Additional Closing Date by delivering written notice (the “Company Additional Note Notice”) to each Buyer on any date from and after the nine-month anniversary of the Initial Closing Date and prior to the twenty-two month anniversary of the Initial Closing Date (the “Additional Note Notice Period”; and the date of receipt of the Company Additional Note Notice, the “Additional Note Notice Date”). The Company Additional Note Notice shall be irrevocable and must be delivered to each Buyer. The Company Additional Note Notice shall set forth (i) each Buyer’s pro rata allocation (based on the principal amount of Additional Notes as is set forth opposite each such Buyer’s name in column (4) on the Schedule of Buyers in relation to $75,000,000) of the aggregate principal amount of Additional Notes (which aggregate principal amount shall not exceed $75,000,000) and related

Additional Warrants which the Company is requiring all of the Buyers to purchase at the Additional Closing, (ii) the aggregate Purchase Price for each such Buyer’s Additional Notes and related Additional Warrants and (iii) the Additional Closing Date, which Additional Closing Date shall be on the sixth (6th) Trading Day after the Additional Note Notice Date. Notwithstanding anything in this Agreement to the contrary, the Company shall not be entitled to require the Buyers to purchase the Additional Notes unless, in addition to the requirements of Sections 6(b) and 7(b) below, the following Conditions to Company Additional Note Notice are satisfied.

(ii) “Conditions to Company Additional Note Notice” means: (i) on the Additional Note Notice Date, the Registration Statement (as defined in the Registration Rights Agreement) covering the Initial Registrable Securities (as defined in the Registration Rights Agreement) (the “Initial Registration Statement”) shall be effective and available for the sale of at least all of the Registrable Securities (as defined in the Registration Rights Agreement) required to be included in such Registration Statement; (ii) during the ninety (90) Trading Days immediately preceding each of the Additional Note Notice Date and the Additional Closing Date, the Initial Registration Statement shall be effective and available for the sale of at least all of the Registrable Securities required to be included in such Registration Statement; (iii) the Company shall have no knowledge of any fact that would cause the Initial Registration Statement not to continue to be effective and available for the sale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement; (iv) on each day during the period beginning on the date hereof and ending on and including the Additional Closing Date, the Common Stock is designated for quotation on an Eligible Market (as defined in the Notes) and delisting or suspension by such market or exchange shall not have been threatened or pending either (A) in writing by such market or exchange or (B) by falling below for at least the requisite period the applicable minimum listing maintenance requirements of such market or exchange; (v) during the ninety (90) Trading Days immediately preceding each of the Additional Note Notice Date and the Additional Closing Date, (A) the Common Stock shall not have been suspended from trading on the applicable Eligible Market (other than suspensions of not more than one day and occurring prior to the first day of the Measuring Period (as defined below) due to business announcements by the Company) and (B) the Common Stock shall not have fallen below, on any day during such period, the minimum listing maintenance requirements of such market or exchange and (vi) during the forty-five (45) Trading Days immediately preceding each of the Additional Note Notice Date and the Additional Closing Date there shall not have been any Grace Periods (as defined in the Registration Rights Agreement); (vii) during the period beginning on the date hereof and ending on and including the Additional Closing Date, there shall not have occurred (A) an Event of Default (as defined in the Notes) other than an Event of Default that is capable of being cured that has been so cured, or (B) the public announcement of a pending, proposed or intended Change of Control (as defined in the Notes), unless such pending, proposed or intended Change of Control has been terminated, abandoned or consummated and the Company has publicly announced such termination, abandonment or consummation of such Change of Control prior to the beginning of the Measuring Period; (viii) during the ninety (90) Trading Days immediately preceding each of the Additional Note Notice Date and the Additional Closing Date there shall not have been an event that with the passage of time and without being cured would be reasonably likely to constitute an Event of Default; (ix) during the period beginning on the Initial Closing Date and ending on and including the Additional Closing Date, the Company shall have delivered Initial Conversion

Shares upon conversion, redemption or amortization, if applicable, of the Initial Notes and Initial Warrant Shares upon exercise of the Initial Warrants on a timely basis as set forth in the Initial Notes and the Initial Warrants, respectively; (x) on or before delivery of the Company Additional Note Notice, the Company shall have received the Stockholder Approval (as defined in Section 4(n) below); (xi) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document (as defined in Section 3(b) below) or any document governing any Indebtedness (as defined in Section 3(k) below); and (xii) the Weighted Average Price (as defined in the Additional Notes) of the Common Stock exceeds $1.35 (as appropriately adjusted for any stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock which occur after the date of this Agreement) on each of the 20 consecutive Trading Days immediately prior to the Additional Note Notice Date (the “Measuring Period”).

(iii) In addition to the foregoing, any Buyer shall be allowed to deliver to the Company a notice of such Buyer’s election (the “Buyer’s Additional Note Notice”) at any time during the Additional Note Notice Period to purchase at an Additional Closing all, but not less than all, of the principal amount of Additional Notes as is set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (or such lesser amount remaining as a result of an exercise by the Company of its rights pursuant to Section 3(c)(i)), along with Additional Warrants to acquire that number of Additional Warrant Shares for each $1,000 principal amount of Additional Notes purchased equal to the quotient of (A) $150 divided by (B) the Additional Valuation Price; provided, however, that in order to deliver a Buyer’s Additional Note Notice, the Weighted Average Price of the Common Stock must exceed 200% of the Initial Valuation Price (as appropriately adjusted for any stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock which occur after the date of this Agreement) on each of not less than ten (10) Trading Days in the twenty (20) consecutive Trading Day period immediately preceding delivery of the Buyer’s Additional Note Notice. The Buyers’ Additional Note Notice shall set forth the applicable Additional Closing Date, which Additional Closing Date shall be on the sixth (6th) Trading Day after delivery of the Buyer’s Additional Note Notice. Promptly, and in any event within one Trading Day, after receipt of a Buyer’s Additional Note Notice, the Company shall deliver a copy of such notice to all of the Buyers.

(d) Form of Payment. On each Closing Date, (i) each Buyer shall pay its Purchase Price to the Company for the Notes and Warrants to be issued and sold to such Buyer at such Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, and (ii) the Company shall deliver to each Buyer the Notes (in the principal amounts as such Buyer shall request) which such Buyer is then purchasing along with the Warrants (in the amounts as such Buyer shall request) such Buyer is purchasing, duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

2. BUYER’S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants with respect to only itself that:

(a) No Public Sale or Distribution. Such Buyer is (i) acquiring the Notes and the Warrants, and (ii) upon conversion of the Notes and exercise of the Warrants will acquire the Conversion Shares issuable upon conversion of the Notes and the Warrant Shares issuable upon exercise of the Warrants, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer is acquiring the Securities hereunder in the ordinary course of its business. Such Buyer presently does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(b) Accredited Investor Status. Such Buyer is an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D).

(c) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(d) Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, (C) transferred to an Affiliate (as defined in Rule 144, an “Affiliate”) of such Buyer that certifies that it is an accredited investor or (D) such Buyer provides the Company with reasonable assurance, including any reasonably requested opinion of counsel, that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended

(or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined in Section 3(e)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g) Legends. Such Buyer understands that the certificates or other instruments representing the Notes and the Warrants and, until such time as the resale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE][EXERCISABLE] HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) upon transfer such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel reasonably acceptable to the Company, in a form reasonably acceptable to the Company, to the effect that such legend is not required under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144(k).

(h) Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except that the indemnification provisions under the Transaction Documents may further be limited by principles of public policy.

(i) No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(j) Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to each of the Buyers as follows (which representations and warranties shall be deemed to apply, where appropriate, to each Subsidiary of the Company):

(a) Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed in the SEC Report on Form 10-K for the year ended December 28, 2002 (the “2002 Form 10-K”) or Schedule 3(a). Except as disclosed in the 2002 Form 10-K or in Schedule 3(a), the Company owns, directly or indirectly, the capital stock or comparable equity interests of each Subsidiary free and clear of any Lien (as defined in Section 3(f) below) and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. For purposes of this Agreement, “Subsidiary” means a direct or indirect Significant Subsidiary (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of the Company.

(b) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (i) adversely affect the legality, validity or enforceability of any Transaction Document, (ii) reasonably be expected to have or result in a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole on a consolidated basis, or (iii) adversely impair the Company’s ability to perform fully on a timely basis its obligations under any of the Transaction Documents (any of (i), (ii) or (iii), a “Material Adverse Effect”). For purposes of this Agreement, “Transaction Documents” means, collectively, this Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b)), the Voting Agreement (as defined in Section 4(s)) and each of the other documents entered into or delivered by the parties hereto in connection with the transactions contemplated by this Agreement.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. Except for the Stockholder Approval (as defined below), the execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes and Warrants and the reservation for issuance of the Conversion Shares and the Warrant Shares issuable upon conversion, redemption, amortization, other payment or exercise thereof, have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders. Each of the Transaction Documents has been (or, if executed after the date hereof, upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except that the indemnification provisions under the Transaction Documents may further be limited by principles of public policy.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes and Warrants and the reservation for issuance of the Conversion Shares and the Warrant Shares issuable upon conversion, redemption, amortization, other payment or exercise thereof, do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of the Company or a Subsidiary or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, except to the extent that such conflict, default or termination right could not reasonably be expected to have a Material Adverse Effect, or (iii) except as set forth on Schedule 3(d), result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations and the rules and regulations of the Nasdaq National Market (the “Principal Market”) or any other self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company or a Subsidiary is bound or affected, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.

(e) Consents. Except as disclosed in Schedule 3(e), the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the applicable Closing Date. The Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the foregoing. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(f) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, charges, claims, security interests, encumbrances, rights of first refusal or other restrictions (“Liens”) and shall not be subject to preemptive rights or similar rights of stockholders. As of the applicable Closing, the Company shall have reserved from its duly authorized capital stock not less than the sum of (i) 175% of the maximum number of shares of Common Stock issuable upon conversion of the Notes (assuming for purposes hereof, that the Notes are convertible at the Initial Valuation Price and without taking into account any limitations on the conversion of the Notes set forth in the Notes) and (ii) 125% of the maximum number of shares of Common Stock issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants).

(g) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion, redemption or amortization of the Notes and the Warrant Shares issuable upon exercise of the Warrants will increase in certain circumstances. Subject to obtaining the Stockholder Approval (as defined in Section 4(n) below), the Company further acknowledges that its obligation to issue Conversion Shares upon conversion, redemption or amortization of the Notes in accordance with this Agreement and the Notes and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company. Furthermore, the Company understands and acknowledges that the Transaction Documents do not in any manner preclude any Buyer from trading or otherwise transacting in the Common Stock or any other security of the Company at any time from and after the Initial 8-K Filing (as defined in Section 4(i) below) with the SEC and the public announcement of the 2003 Earnings, including during any Measuring Period (as defined in the Notes), and that the Measuring Periods permit each Buyer to realize a return on its investment in the Notes.

(h) Capitalization. As of January 31, 2004, the capital stock of the Company consists of 2,100,000,000 shares, 1,900,000,000 shares of which are Common Stock, and 200,000,000 shares of which are preferred stock, $0.01 par value per share. As of January 31, 2004, there were approximately 503,116,102 shares of Common Stock issued and approximately 490,834,302 shares of Common Stock outstanding. There were no shares of preferred stock outstanding on the date hereof. The Company shall provide the exact number of shares issued and the exact number of shares outstanding as of January 31, 2004 by no later than February 10, 2004, which number shall not be materially different the aforementioned numbers. There has been no material change in the Company’s capitalization since January 31, 2004. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as disclosed in Schedule 3(h), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Securities (including the Conversion Shares and the Warrant Shares) will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Buyers) and will not result in a right of any holder of securities of the Company to adjust the exercise, conversion, exchange or reset price under such securities. To the knowledge of the Company, except as specifically disclosed in the proxy statement for the Company’s annual meeting of stockholders held on May 9, 2003, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the 1934 Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock, ignoring for such purposes any limitation on the number of shares of Common Stock that may be owned at any single time.

(i) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof, or in connection with any Closing subsequent to the date hereof, filed two years preceding the date of such Closing, (the foregoing materials (together with any materials filed by the Company under the 1934 Act, whether or not required) being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the Schedules to this Agreement, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has informed each Buyer prior to the date hereof of any filing by the Company of any SEC Reports within the 10 days preceding the date hereof. The Company has delivered to each Buyer or their respective representatives true, correct and complete copies of the SEC Reports not available on the EDGAR system. Except as set forth on Schedule 3(i), as of their respective dates, the SEC Reports complied in all material respects with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3(i), the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Except as set forth on Schedule 3(i), such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or specifically identified in the SEC Reports to the extent required by the rules and regulations of the SEC as in effect at the time of filing.

(j) Material Changes. Since the date of the audited financial statements included in the 2002 Form 10-K, except as specifically disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended March 29, 2003, the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 (the “Third Quarter Form 10-Q”) or any of the other Disclosure Materials, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Reports, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not sold any assets, individually or in the aggregate, in excess of $5,000,000 outside of the ordinary course of business and (vi) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock-based plans.

(k) Indebtedness. Except as disclosed in Schedule 3(k), neither the Company nor any of its Subsidiaries has any outstanding Indebtedness in excess of $100,000 in the aggregate (as defined below). Except as disclosed in Schedule 3(k), no Indebtedness of the Company individually in excess of $50,000 is senior to or ranks pari passu with the Notes in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise. For purposes of this Agreement: (i) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (ii) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(l) Absence of Litigation. Except as disclosed in the Third Quarter Form 10-Q, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(m) Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(n) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property, do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and could not, individually or in the aggregate, have or result in a Material Adverse Effect. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

(o) Certain Fees. Other than fees payable to Banc of America Securities LLC as placement agent (the “Agent”), no brokerage or finder’s fees or commissions or any other payment, whether in the form of cash, securities or other consideration, or any combination of the foregoing, are or will be payable, directly or indirectly, by the Company, any Subsidiary or any Affiliate thereof to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person directly or indirectly with respect to the transactions contemplated by this Agreement or any of the other Transaction Documents, and the Company has not taken any action that would cause any Buyer to be liable for any such fees or commissions pursuant to any agreement or arrangement to which the Company is a party. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any claim against any Buyer relating thereto.

(p) Private Placement. Neither the Company nor any Person acting on the Company’s behalf has sold or offered to sell or solicited any offer to buy the Securities by means of any form of general solicitation or advertising. Neither the Company nor any of its Affiliates nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require the registration of any of the Securities under the 1933 Act or cause the offering to be integrated with the other offerings for purposes of any applicable law, regulation or stockholder approval provisions. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company is not a United States real property holding corporation within the meaning of the Foreign Investment in Real Property Tax Act of 1980. No consent, license, permit, waiver approval or authorization of, or designation, declaration, registration or filing with, the SEC or any state securities regulatory authority is required in connection with the offer, sale, issuance or delivery of the Securities, other than the possible filing of a Form D with the SEC.

(q) Form S-3 Eligibility. The Company is eligible to register the Conversion Shares, the Warrant Shares and the Interest Shares for resale by the Buyers using Form S-3 promulgated under the 1933 Act.

(r) Listing and Maintenance Requirements. Since January 1, 2003, the Company has been in compliance with all listing and maintenance requirements for the Principal Market except, in each case, as could not reasonably be expected to result in a Material Adverse Effect. The Company has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. Since January 1, 2003, the Company has not received any communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market.

(s) Registration Rights. The Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied.

(t) Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to any of the Buyers solely as a result of the Buyers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company’s issuance of the Securities and the Buyers’ ownership of the Securities.

(u) Disclosure. Except as disclosed in Schedule 3(u), the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes or might constitute material, nonpublic information. The Company understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company taken as a whole is true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company acknowledges and agrees that no Buyer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.

(v) Acknowledgment Regarding Buyers’ Purchase of Company Securities. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by any Buyer or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Buyers’ purchase of the Securities. The Company further represents to each Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby and thereby by the Company and its representatives.

(w) Patents and Trademarks. Except as disclosed in the Third Quarter Form 10-Q, to the knowledge of the Company, the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the 2002 Form 10-K and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person except as may be described in the Third Quarter Form 10-Q or as could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights, in each case except as may be described in the Third Quarter Form 10-Q or as could not reasonably be expected to result in a Material Adverse Effect.

(x) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit except as described in the SEC Reports or as could not reasonably be expected to result in a Material Adverse Effect.

(y) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors) exceeding $60,000, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(z) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(aa) Solvency. Based on the financial condition of the Company as of the appropriate Closing Date, both prior to and after giving effect to the transactions contemplated by this Agreement to occur on such Closing Date, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(bb) Internal Accounting Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(cc) Tax Status. The Company and each of the Subsidiaries (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(dd) Employee Relations. Neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and the Subsidiaries believe that their relations with their employees are good. No executive officer of the Company (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(ee) Foreign Corrupt Practices Act. Neither the Company, nor any Subsidiaries, nor any director, officer, agent, employee or, to the Company’s knowledge, other Person acting on behalf of the Company or any Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except in each case where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

(ff) Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 and any and all applicable rules and regulations promulgated by the SEC thereunder, in each case which are currently applicable to it, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

(gg) Financial Position. None of the Company, its Subsidiaries nor any of their Affiliates has received any communication, written or oral, from the Company’s independent auditors that such auditors intend to include a “going concern” or other qualification in their opinion with respect to Company’s financial statements for the year ended December 31, 2003, nor does the Company have any knowledge of any facts or circumstances which would reasonably require their auditors in include such a “going concern” or other qualification in such opinion.

4. COVENANTS.

(a) Reasonable Best Efforts. Each party shall use its reasonable best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before each Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at each Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to each Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following each Closing Date.

(c) Reporting Status. Except in accordance with the applicable provisions of the Notes, until the date on which the Investors (as defined in the Registration Rights

Agreement) shall have sold all the Conversion Shares, Interest Shares and Warrant Shares and none of the Notes or the Warrants is outstanding (the “Reporting Period”), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

(d) Use of Proceeds. The Company will use the proceeds from the sale of the Securities for working capital purposes and not for the (i) repayment of any outstanding Indebtedness of the Company or any of its Subsidiaries or (ii) redemption or repurchase of any of its equity securities.

(e) Financial Information. Unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, the Company agrees to send the following to each Investor during the Reporting Period (i) within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) Listing. The Company shall use its reasonable best efforts to promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall use its reasonable best efforts to maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall use its reasonable best efforts to maintain the Common Stock’s authorization for quotation on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).

(g) Fees. Subject to Section 8 below, at the Initial Closing upon submission of evidence of expenditure thereof, the Company shall pay an expense allowance not to exceed $75,000 (in addition to any amounts previously paid) to Smithfield Fiduciary LLC (a Buyer) or its designee(s) for reimbursement of reasonable legal and due diligence expenses incurred in connection with the transactions contemplated by the Transaction Documents, which amount shall be withheld by such Buyer from its Purchase Price at the Initial Closing. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Agent. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.

(h) Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by an Investor in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) of this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

(i) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City Time, on the second Trading Day following the date of this Agreement (but in no event later than the public announcement of the 2003 Earnings), the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act, and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement), the form of each of the Notes, the form of each of the Warrants, the Registration Rights Agreement and the Voting Agreement) as exhibits to such Form 8-K (including all attachments, the “Initial 8-K Filing”). On or before 8:30 a.m., New York City Time, on the first Trading Day following each Additional Closing Date, the Company shall file a Current Report on Form 8-K with the SEC describing the transaction consummated on such date (the “Additional 8-K Filing,” and together with the Initial 8-K Filing, the “8-K Filings”). As of the Initial 8-K Filing with the SEC and the public announcement of the 2003 Earnings, no Buyer shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its or their respective officers, directors, employees or agents, that is not disclosed in the Initial 8-K Filing or in the public announcement of the 2003 Earnings. From and after the Initial 8-K Filing with the SEC and the public announcement of the 2003 Earnings, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Buyer with, and no Buyer shall request, any material, nonpublic information regarding the Company or any of its Subsidiaries without the express written consent of such Buyer. Subject to the foregoing, neither the Company nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filings and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

(j) Restriction on Redemption and Cash Dividends. So long as any Notes are outstanding, the Company shall not, directly or indirectly, redeem (other than pursuant to the terms of any employee benefit plan that does not relate to an officer or director or an Affiliate of an officer or director beneficially owning more than 5% of the Common Stock, which has been approved by the Board of Directors of the Company), or declare or pay any cash dividend or distribution on, the Common Stock without the prior express written consent of the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes.

(k) Additional Notes. For so long as any Buyer owns any Notes or Warrants or may be required to purchase any Additional Notes, the Company will not issue any additional Notes (other than the Additional Notes) and the Company shall not issue any other securities that would cause a breach or default under the Notes.

(l) Conduct of Business. So long as any Buyer owns any Notes or Warrants or may be required to purchase any Additional Notes, the business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

(m) Variable Securities. So long as any Buyer owns any Notes or Warrants or may be required to purchase any Additional Notes, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Notes) and the then applicable Exercise Price (as defined in the Warrants) with respect to the Common Stock under any Note or any Warrant.

(n) Proxy Statement. The Company shall provide each stockholder entitled to vote at the next meeting of stockholders of the Company, which shall not be later than May 15, 2004 (the “Stockholder Meeting Deadline”), a proxy statement, which has been previously reviewed by the Buyers and a counsel of their choice, soliciting each such stockholder’s affirmative vote at such stockholder meeting for approval of the Company’s issuance of all of the Securities as described in the Transaction Documents in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the “Stockholder Approval”), and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of such issuance of the Securities and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal. The Company shall be obligated to seek the Stockholder Approval by the Stockholder Meeting Deadline and if it fails to obtain such Stockholder Approval by the Stockholder Meeting Deadline to continue to seek such Stockholder Approval at no less than four (4) successive meetings of stockholders of the Company held every four (4) months thereafter.

(o) Corporate Existence. So long as any Buyer beneficially owns any Notes or Warrants or may be required to purchase any Additional Notes, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company’s assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company’s assets, where the surviving or successor entity in such transaction (i) assumes the Company’s obligations hereunder and under the agreements and instruments entered into in connection herewith and (ii) is a publicly traded corporation whose common stock or equivalent security is quoted on or listed for trading on an Eligible Market, the American Stock Exchange or a recognized foreign trading market or exchange with trading facilities and rules akin to those of an Eligible Market.

(p) Incurrence of Liens. Except in accordance with the applicable provisions of the Notes, so long as any Notes are outstanding, the Company shall not, directly or indirectly, allow or suffer to exist any Lien, other than Permitted Liens (as defined in the Note), upon any property or assets (including accounts and contract rights) owned by the Company.

(q) Reservation of Shares. So long as any Buyer owns any Notes or Warrants or may be required to purchase any Additional Notes, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than the sum of (i) 175% of the number of shares of Common Stock issuable upon conversion of, or as payment for interest on, the Notes (assuming for purposes hereof, that the Notes are convertible at the Initial Valuation Price and without taking into account any limitations on the conversion of the Notes set forth in the Notes) and (ii) 125% of the number of shares of Common Stock issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants).

(r) Incurrence of Indebtedness. During the period commencing on the date of this Agreement until the later of (i) ninety (90) days after the Initial Closing Date and (ii)thirty (30) days after the effective date of the Registration Statement registering the Initial Registrable Securities, the Company shall not, and the Company shall not permit any Subsidiary to, directly or indirectly, other than in the ordinary course of business consistent with past practice, incur or guarantee, assume or suffer to exist any Indebtedness, other than the Indebtedness evidenced by the Notes.

(s) Voting Agreement. The Company shall use its reasonable best efforts to effectuate the transactions contemplated by the Voting Agreement, substantially in the form attached hereto as Exhibit F, executed by the Company and the parties set forth therein (the “Voting Agreement”), and to have the Voting Agreement executed and delivered by all the parties thereto to the Buyers by no later than February 11, 2004.

5. REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Notes or Warrants), a register for the Notes and the Warrants, in which the Company shall record the name and address of the Person in whose name the Notes and the Warrants have been issued (including the name and address of each transferee), the principal amount of Notes held by such Person and the number of Warrant Shares issuable upon exercise of the Warrants held by such Person. The Company shall keep the register open and available at all times during business hours for inspection by any Buyer or its legal representatives.

(b) Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company (“DTC”), registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares, the Interest Shares, if any, and the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Notes or exercise of the Warrants in the form of Exhibit G attached hereto (the “Irrevocable Transfer Agent Instructions”). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(g) hereof, will be given by the Company to its transfer agent, and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Conversion Shares, Interest Shares or Warrant Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

(a) Initial Closing Date. The obligation of the Company hereunder to issue and sell the Initial Notes and the related Initial Warrants to each Buyer at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i) Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii) Such Buyer shall have delivered to the Company the Purchase Price (less, in the case of Smithfield Fiduciary LLC, the amounts withheld pursuant to Section 4(g)) for the Initial Notes and the related Initial Warrants being purchased by such Buyer at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Initial Closing Date.

(b) Additional Closing Date. The obligation of the Company hereunder to issue and sell the Additional Notes and the related Additional Warrants to each Buyer at an Additional Closing is subject to the satisfaction, at or before the applicable Additional Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i) Such Buyer shall have delivered to the Company the Purchase Price for the Additional Notes and the related Additional Warrants being purchased by such Buyer at the applicable Additional Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(ii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the applicable Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the applicable Additional Closing Date.

7. CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

(a) Initial Closing Date. The obligation of each Buyer hereunder to purchase the Initial Notes and the related Initial Warrants at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have executed and delivered to such Buyer (i) each of the Transaction Documents and (ii) the Initial Notes (in such principal amounts as such Buyer shall request) and the related Initial Warrants (in such amounts as such Buyer shall request), in each case which are being purchased by such Buyer at the Initial Closing pursuant to this Agreement.

(ii) Such Buyer shall have received the opinion of (x) Mayer, Brown, Rowe & Maw LLP, the Company’s counsel, dated as of the Initial Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit H-1 attached hereto, and (y) the General Counsel to the Company, dated as of the Initial Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit H-2 attached hereto.

(iii) The Company shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit G attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(iv) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such corporation’s state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the Initial Closing Date.

(v) The Company shall have delivered to such Buyer a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State of Maryland as of a date within 10 days of the Initial Closing Date.

(vi) The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within 10 days of the Initial Closing Date.

(vii) The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Initial Closing Date, as to (i) the resolutions consistent with Section 3(c) as adopted by the Company’s Board of Directors in a form reasonably acceptable to such Buyer (the “Resolutions”), (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Initial Closing, in the form attached hereto as Exhibit I.

(viii) The representations and warranties of the Company shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit J.

(ix) The Company shall have delivered to such Buyer a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Initial Closing Date.

(x) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended by the SEC, as of the Initial Closing Date, or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Initial Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(xi) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Initial Notes and the Initial Warrants.

(xii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

(xiii) The Voting Agreement shall have been executed and delivered to the Buyers by the parties thereto no later than February 11, 2004, and shall be in full force and effect as of the Initial Closing Date.

(b) Additional Closing Date. The obligation of each Buyer hereunder to purchase the Additional Notes and the related Additional Warrants at an Additional Closing is subject to the satisfaction, at or before the applicable Additional Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have executed and delivered to such Buyer the Additional Notes (in such principal amounts as such Buyer shall request) and related Additional Warrants (in such amounts as such Buyer shall request), in each case which are being purchased by such Buyer at the applicable Additional Closing pursuant to this Agreement.

(ii) Such Buyer shall have received the opinion of (x) Mayer, Brown, Rowe & Maw LLP, the Company’s counsel, dated as of the applicable Additional Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit H-1 attached hereto, and (y) the General Counsel to the Company, dated as of the applicable Additional Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit H-2 attached hereto.

(iii) The Irrevocable Transfer Agent Instructions shall remain in effect as of the applicable Additional Closing Date and the Company shall cause its transfer agent to deliver a letter to such Buyer to that effect.

(iv) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such corporation’s state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the applicable Additional Closing Date.

(v) The Company shall have delivered to such Buyer a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State of the State of Maryland as of a date within 10 days of the applicable Additional Closing Date.

(vi) The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within 10 days of the applicable Additional Closing Date.

(vii) The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company dated as of the applicable Additional Closing Date, as to (i) the Resolutions, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the applicable Additional Closing, in the form attached hereto as Exhibit I.

(viii) The representations and warranties of the Company shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the applicable Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the applicable Additional Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the applicable Additional Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit J.

(ix) In the event that the Company is requiring the purchase of Additional Notes pursuant to a Company Additional Note Notice, such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the applicable Additional Closing Date, stating that the Conditions to Company Additional Note Notice set forth in Section 1.3(c)(i) have been satisfied.

(x) The Company shall have delivered to such Buyer a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the applicable Additional Closing Date.

(xi) The Common Stock (I) shall be designated for quotation or listed on the Principal Market, (II) shall not have been suspended, as of the applicable Additional Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the applicable Additional Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market for the requisite period and (III) during any day during the ninety (90) Trading Days prior to the applicable Additional Closing Date, shall not have fallen below the minimum listing maintenance requirements of the Principal Market.

(xii) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the applicable Additional Notes and the applicable Additional Warrants.

(xiii) During the period beginning on the Initial Closing Date and ending on and including the applicable Additional Closing Date, neither the Company nor any of its Subsidiaries shall have been in material default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries.

(xiv) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

8. TERMINATION. In the event that the Initial Closing shall not have occurred with respect to a Buyer (i) on or before February 24, 2004, due to the Company’s or such Buyer’s failure to satisfy the conditions set forth in Sections 6 and 7 above or (ii) on or before February 19, 2004, due to the Company’s failure to announce the 2003 Earnings (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, this if this Agreement is terminated pursuant to this Section 8, the Company shall remain obligated to reimburse the non-breaching Buyers for the expenses described in Section 4(g) above.

9. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of Initial Notes representing at least a majority of the aggregate principal amount of the Initial Notes, or, if prior to the Initial Closing Date, the Company and the Buyers listed on the Schedule of Buyers as being obligated to purchase at least a majority of the aggregate principal amount of the Initial Notes. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Notes or holders of the Warrants, as the case may be. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Corvis Corporation

7015 Albert Einstein Drive

Columbia, Maryland 21046

Telephone:    (443) 259-4000

Facsimile:      (443) 259-4417

Attention:     General Counsel

with a copy to:

Mayer, Brown, Rowe & Maw LLP

190 S. LaSalle Street

Chicago, Illinois 60603

Telephone:    (312) 701-7843

Facsimile:     (312) 701-7711

Attention:     Philip J. Niehoff, Esq.

If to the Transfer Agent:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, New York 10004

Telephone:    (212) 509-4000

Facsimile:     (212) 616-7616

Attention:     Roger Bernhammer

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers,

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone:    (212) 756-2000

Facsimile:     (212) 593-5955

Attention:     Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes or the Warrants. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding, including by merger or consolidation, except in accordance with the applicable provisions of the Notes and the Warrants with respect to which the Company is in compliance with such provisions of the Notes and the Warrants. A Buyer may assign, without the consent of the Company, some or all of its rights hereunder to any Person to whom such Buyer assigns or transfers Securities, or the right to acquire Securities, in accordance herewith, provided such transferee agrees in writing to be bound with respect to the transferred Securities to the provisions hereof that apply to the transferring Buyer, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive each Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification. In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities hereunder and thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) other than those arising from or resulting from a misrepresentation or breach of any representation or warranty made by such Indemnitee contained in the Transaction Documents or a breach of any covenant, agreement or obligation by such Indemnitee contained in the Transaction Documents or from the gross negligence, willful misconduct or bad faith of such Indemnitee, the execution, delivery, performance or enforcement of the Transaction Documents, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) other than those arising from or resulting from a misrepresentation or breach of any representation or warranty made by such Indemnitee contained in the Transaction Documents or a breach of any covenant, agreement or obligation by such Indemnitee contained in the Transaction Documents or from the gross negligence, willful misconduct or bad faith of such Indemnitee, the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Other than in connection with Sections 4(a), (c), (d), (e), (l), (n) and (o), any Person having any rights under any provision of any of the Transaction Documents shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of any of the Transaction Documents and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under any of the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(o) Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

By:	/s/ KIM D LARSEN
Name: Kim D. Larsen
Title: SVP, Bus. Dev. & General Counsel

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

SMITHFIELD FIDUCIARY LLC

By:	/s/ ADAM J. CHILL
Name: Adam J. Chill
Title: Authorized Signatory

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

MAINFIELD ENTERPRISES INC.

By:	/s/ AWI VIGDER
Name: Awi Vigder
Title: Authorized Signatory

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

THE RIVERVIEW GROUP LLC

By:	/s/ TERRY FEENEY
Name: Terry Feeney
Title: Chief Operating Officer

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

PORTSIDE GROWTH AND OPPORTUNITY FUND

By:	/s/ JEFF SMITH
Name: Jeff Smith
Title: Authorized Signatory

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

ELLIOTT ASSOCIATES, L.P.
By: Elliott Capital Advisors, L.P., as general partner
By: Braxton Associates, Inc., as general partner

By:	/s/ ELLIOTT GREENBERG
Name: Elliot Greenberg
Title: Vice President

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

ELLIOTT INTERNATIONAL, L.P.
By: Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:	/s/ ELLIOT GREENBERG
Name: Elliot Greenberg
Title: Vice President

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

HEIMDALL INVESTMENTS LTD.

By:	/s/ KEVIN O’NEAL
Name: Kevin O’Neal
Title: Authorized Signatory

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

CEDRIC, LLC

By:	/s/ JOSEPH R. WEKSELBLATT
Name: Joseph R. Wekselblatt
Title: Chief Financial Officer, Angelo, Gordon & Co., L.P. Manager

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

AMARANTH PARTNERS L.L.C.
By Amaranth Advisors L.L.C., Manager

By:	/s/ KARL J. WACHTER
Name: Karl J. Wachter
Title: Authorized Signatory

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)
Buyer	Address and Facsimile Number	Aggregate Principal Amount of Initial Notes	Maximum Aggregate Principal Amount of Additional Notes	Legal Representative’s Address and Facsimile Number
Smithfield Fiduciary LLC	c/o Highbridge Capital Management, LLC 9 West 57th Street, 27th Floor New York, New York 10019 Attention: Ari J. Storch Adam J. Chill Facsimile: (212) 751-0755 Telephone: (212) 287-4720 Residence: Cayman Islands	$45,000,000	$15,000,000	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

Mainfield Enterprises Inc.	c/o Sage Capital Growth, Inc. 660 Madison Avenue, 18th Floor New York, New York 10021 Attention: Eldad Gal Facsimile: (212) 651-9010 Telephone: (212) 651-9008 Residence: British Virgin Islands	$40,500,000	$13,500,000	Proskauer Rose LLP 1585 Broadway New York, New York 10036 Attention: Adam J. Kansler, Esq. Facsimile: (212) 969-2900 Telephone: (212) 969-3000

The Riverview Group LLC	666 Fifth Avenue, 8th Floor New York, New York 10103 Attention: Daniel Cardella Facsimile: (212) 977-1667 Telephone: (212) 841-4100 Residence: Delaware	$10,000,000	$3,333,333

Portside Growth and Opportunity Fund	c/o Ramius Capital Group, L.L.C. 666 Third Avenue, 26th Floor New York, New York 10017 Attention: Jeffrey Smith Roger Anscher Facsimile: (212) 845-7999 Telephone: (212) 845-7955 Residence: Cayman Islands	$15,000,000	$5,000,000

Elliott Associates, L.P.	c/o Elliott Management Corporation 712 Fifth Avenue, 35th Floor New York, New York 10019 Attention: Elliot Greenberg Brett Cohen Nadav Manham Facsimile: (212) 974-2092 Telephone: (212) 506-2999 Residence: Delaware	$10,000,000	$3,333,333

Elliott International, L.P.	c/o Elliott Management Corporation 712 Fifth Avenue, 35th Floor New York, New York 10019 Attention: Elliot Greenberg Brett Cohen Nadav Manham Facsimile: (212) 974-2092 Telephone: (212) 506-2999 Residence: Cayman Islands	$15,000,000	$5,000,000

Heimdall Investments Ltd.	c/o HBK Investments Ltd. 300 Crescent Court, Suite 700 Dallas, Texas 75201 Attention: General Counsel Facsimile: (214) 758-1207 Telephone: (214) 758-6107 Residence: Cayman Islands	$27,500,000	$9,166,667

Cedric, LLC	c/o Angelo, Gordon & Co. 245 Park Avenue New York, New York 10167-0094 Attention: Gary I. Wolf Facsimile: (212) 867-6449 Telephone: (212) 692-2058 Residence: Delaware	$42,500,000	$14,166,667	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attention: Douglas A. Cifu, Esq. Facsimile: (212) 757-3990 Telephone: (212) 373-3000

Amaranth Partners L.L.C.	One American Lane Greenwich, Connecticut 06831 Attention: General Counsel Facsimile: (203) 422-3500 Telephone: (203) 422-3300 Residence: Delaware	$19,500,000	$6,500,000

Schedule 3(a)

ADDITIONAL SIGNIFICANT SUBSIDIARIES

C III Communications LLC (100% voting; approximately 97% economic ownership)

Broadwing Communications LLC

Broadwing Communications IRU LLC

Broadwing Communications Assets LLC

Broadwing Communications Employees LLC

Broadwing Communications Real Estate Services LLC

Broadwing Communications Real Estate LLC

Schedule 3(d)

NO CONFLICTS

The Company and Buyers currently intend to close before the 15-day period has run with respect to the Nasdaq Notification: Listing of Additional Shares.

Schedule 3(e)

CONSENTS

1)	Registration and other obligations as contemplated by the Registration Rights Agreement.

2)	Possible filing of Form D

3)	The Stockholder Approval

4)	See also Schedule 3(d)

Schedule 3(h)

OPTIONS/WARRANTS

1)	Additional Investment Rights issued in connection with the August 28, 2003 PIPES transaction.

2)	Options issued in connection with the Company’s employee benefit plans.

3)	Warrant for the purchase of 7,250,000 Common Shares issued to Cequel III, together with a covenant to issue up to 2,750,000 Common Shares if the Common Shares are not trading at a minimum price at the time the related resale registration rights agreement becomes effective.

Schedule 3(i)

SEC REPORTS/FINANCIAL STATEMENTS

On June 13, 2003, Corvis Corporation acquired the assets of Broadwing, Inc. (“Broadwing”) from Cincinnati Bell Inc. (“Cincinnati Bell”). We then completed a PIPE’s offering in August 2003 wherein we agreed, pursuant to a registration rights agreement, to file and make effective a registration statement relating to the shares of common stock sold in the PIPEs offering. In order to register those securities, we need to include certain historical financial statements of Broadwing. In that regard, we previously sought and obtained the consent of PricewaterhouseCoopers LLP (“PwC”) to incorporate these historical financial statements by reference. Recently, PwC indicated that it was not willing to provide this consent because of allegations contained in an amended lawsuit filed against Cincinnati Bell, Broadwing and certain of its former officers in December 2003.

As has been publicly disclosed, Cincinnati Bell is conducting an investigation into these claims, including plaintiffs’ allegations regarding recognition of revenue from network construction agreements in 2000 and 2001. Broadwing announced its intention to exit the network construction business in late 2001 and no revenues were received in connection with this business in 2002 and 2003. We did not acquire this line of business as part of our asset purchase of Broadwing in June 2003. Since the acquisition, we have not applied the revenue recognition practices alleged to have been applied to IRU revenue prior to the acquisition. We do no believe that there will be a material impact on our financial statements, results of operations or conduct of our business for the periods since we acquired the Broadwing assets. As soon as PwC consents to the incorporation by reference of the required historical financial statements, we hope to proceed with the registration of the securities issued in the PIPEs transaction.

Schedule 3(k)

INDEBTEDNESS

The Company has no Indebtedness individually or in the aggregate in excess of $15 million. This Indebtedness includes Corvis notes to landlords in the approximate amount of $2.3 million, approximately $4.5 million of capital leases at the Broadwing level and cash collateralized letters of credit in an approximate amount of $7 million.

Schedule 3(u)

FINANCIAL STATEMENTS

See disclosure on Schedule 3(i)